Exhibit 99.1

The information in this Prospectus Supplement is not complete and may be changed. The Fund may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus Supplement is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE COMMON SHARE OFFERINGS(1)

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated     , 2013)

Subject to completion, dated             , 201

             Shares

The Cushing® Renaissance Fund

Common Shares

$         per Share

The Cushing® Renaissance Fund (the “Fund”) is offering for sale              common shares. The Fund’s common shares are traded on the New York Stock Exchange under the symbol “SZC.” The last reported sale price for the Fund’s common shares on             , 201   was $         per share.

You should review the information set forth under “Principal Risks of the Fund” on page of the accompanying Prospectus before investing in our common shares.

	Per Share	Total (1)
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the Fund	$	$

(1)	The aggregate expenses of the offering are estimated to be $ , which represents approximately $ per share.

The underwriters may also purchase up to an additional              common shares at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any, within      days after the date of this Prospectus Supplement. If the over-allotment option is exercised in full, the total proceeds, before expenses, to the Fund would be $          and the total underwriting discounts and commissions would be $        . The common shares will be ready for delivery on or about             , 201  .

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the common shares and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about the Fund. Material that has been incorporated by reference and other information about the Fund can be obtained from the Fund by calling              or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, is accurate only as of the date of this Prospectus Supplement or Prospectus, respectively, regardless of the time of delivery of this Prospectus Supplement and accompanying Prospectus. The Fund’s business, financial condition and prospects may have changed since such dates. This Prospectus Supplement supersedes the accompanying Prospectus to the extent it contains information that is different from or in addition to the information in the accompanying prospectus.

In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to The Cushing® Renaissance Fund. This Prospectus Supplement also includes trademarks owned by other persons.

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

2

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

[Insert table of contents from base prospectus]

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this prospectus supplement (the “Prospectus Supplement”) and the accompanying base prospectus (the “Prospectus”). This summary does not contain all of the information that you should consider before investing in the Fund’s Common Shares. In particular, you should carefully read the more detailed information contained in this Prospectus Supplement, the accompanying Prospectus, dated             , 2013 and the Statement of Additional Information, dated             , 2013 (the “SAI”), especially the information set forth under the heading “Principal Risks of the Fund.”

The Fund	The Cushing® Renaissance (the “Fund”) is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that commenced investment operations on September 25, 2012. The Fund’s investments are managed by its investment adviser, Cushing® MLP Asset Management, LP (the “Investment Adviser”).

Investment Objective	The Fund’s investment objective is to seek a high total return with an emphasis on current income. There can be no assurance that the Fund’s investment objective will be achieved.

The Offering

The Fund is offering for sale          of its common shares of beneficial interest, par value $0.001 per share (“common shares”). [The Fund has granted the underwriters a     -day option to purchase up to additional common shares at the public offering price, less underwriting discounts and commissions, to cover over-allotments. See “Underwriting” beginning on page S-     of this Prospectus Supplement for more information regarding this offering.]

You should read this Prospectus Supplement and the accompanying Prospectus carefully before you invest in the Fund’s common shares.

Investment Adviser	The Fund’s investments are managed by its Investment Adviser, Cushing® MLP Asset Management, LP, whose principal business address is 8117 Preston Road, Suite 440, Dallas, Texas 75225. The Investment Adviser serves as investment adviser to registered and unregistered funds, which invest primarily in securities of MLPs and other Energy Companies. The Investment Adviser is also the sponsor of The Cushing® 30 MLP Index which is a fundamentally based MLP index, comprised of 30 equally weighted publicly traded energy infrastructure MLPs, The

Cushing® High Income MLP Index, which tracks the performance of 30 publicly traded MLP securities with an emphasis on current yield and The Cushing® Royalty Trust and Upstream Income Index, which tracks the performance of 25 publicly traded U.S. royalty trusts and upstream exploration and production energy MLPs. The Investment Adviser continues to seek to expand its platform of energy-related investment products, leveraging extensive industry contacts and significant research depth to drive both passive and actively managed investment opportunities for individual and institutional investors. The Investment Adviser seeks to identify and exploit investment niches that it believes are generally less understood and less followed by the broader investor community.

The Investment Adviser considers itself one of the principal professional institutional investors in the energy sector based on the following:

	•	An investment team with extensive experience in analysis, portfolio management, risk management, and private securities transactions.

	•	A focus on bottom-up, fundamental analysis performed by its experienced investment team is core to the Investment Adviser’s investment process.

	•	The investment team’s wide range of professional backgrounds, market knowledge, industry relationships, and experience in the analysis, financing, and structuring of energy income investments give the Investment Adviser insight into, and the ability to identify and capitalize on, investment opportunities.

	•	Its central location in Dallas, Texas and proximity to major players and assets in the energy sector.

NYSE Listing	The Fund’s common shares are listed for trading on the New York Stock Exchange (the “NYSE”), under the symbol “SZC.” As of , 201 , the last reported sale price of the Fund’s common shares on the NYSE was $ ..

Principal Risks of the Fund	See “Principal Risks of the Fund” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

SUMMARY OF FUND EXPENSES

The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in the Fund’s common shares as a percentage of net assets attributable to common shares. The following table assumes the Fund has borrowed in the amount equal to     % of the Fund’s Managed Assets (i.e.,     % of its net assets attributable to the Fund’s common shares) and shows the Fund’s expenses as a percentage of net assets attributable to its common shares. Footnote 4 to the table also shows Fund expenses as a percentage of net assets attributable to common shares but assumes no use of leverage by the Fund. The following table and example should not be considered a representation of the Fund’s future expenses. Actual expenses may be greater or less than shown.

Shareholder Transaction Expenses
Sales load (as a percentage of offering price)(1)		%
Offering expenses borne by the Fund (as a percentage of offering price)(2)		%
Dividend Reinvestment Plan fees	None

Annual Expenses	Percentage of Net Assets Attributable to Common Shares(3)
Management fees(4)		%
Interest payments on borrowed funds(5)		%
Current Income Tax Expenses		%
Deferred Income Tax Expenses(6)		%
Other expenses(7)		%
Total annual expenses		%

Net annual expenses		%

(1)	Represents the estimated underwriting discounts and commissions with respect to the shares to be sold by us in this offering.
(2)	[Insert footnote regarding offering expenses, if applicable]
(3)	Based upon net assets attributable to common shares as of , 201 .
(4)	The Fund pays the Investment Adviser an annual fee, payable monthly, in an amount equal to % of the Fund’s average weekly Managed Assets. The fee shown above is based upon outstanding leverage of [ ]% of the Fund’s Managed Assets. If leverage of more than [ ]% of the Fund’s Managed Assets is used, the management fees shown would be higher.
(5)	The Fund has entered into a margin account arrangement with Bank of America Merrill Lynch, pursuant to which the Fund may borrow up to $[ ] million. “Interest payments on borrowed funds” is based upon the Fund’s outstanding borrowings as of , 201 of $ and the interest rate as of , 201 , of %.
(6)	For the fiscal year ended November 30, 201 , the Fund accrued approximately $ million in net deferred tax expense primarily related to unrealized appreciation on investments. Deferred income tax expense represents an estimate of the Fund’s potential tax expense if it were to recognize the unrealized gains/losses on portfolio assets that occurred during the fiscal year ended November 30, 201 , based on the market value and basis of the Fund’s assets as of November 30, 201 .
(7)	“Other Expenses” are estimated based upon those incurred during the fiscal period ended , 201 . Other expenses do not include expense related to realized or unrealized investment gains or losses. In addition, the costs of this offering are not included as an annual expense in the expenses shown in this table, but are included in the Shareholder Transaction Expenses table above. Please see footnote (1) above.

Example

As required by relevant SEC regulations, the following example illustrates the expenses (including the estimated offering expenses) that an investor would pay on a $1,000 investment in the Fund’s common shares, assuming total annual expenses of     % of net assets attributable to the Fund’s common shares, a     % sales load), and a 5% annual return:

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$

The example should not be considered a representation of future expenses or returns. Actual expenses may be greater or less than those shown. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example. The example assumes that the estimated “Other Expenses” set out in the Annual Expenses table are accurate and that all dividends and distributions are reinvested at net asset value.

USE OF PROCEEDS

Net proceeds to the Fund of the offering are estimated to be $         ($         if the over-allotment option is exercised in full), based on the public offering price of $         per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Fund.

The Fund anticipates that it will be able to invest substantially all of the net proceeds of this offering in accordance with its investment objective and policies within approximately              after completion of an offering. Prior to the time the Fund is fully invested, the proceeds of the offering may temporarily be invested in cash, cash equivalents, or in debt securities that are rated AA or higher. Income received by the Fund from these temporary investments would likely be less than returns sought pursuant to the Fund’s investment objective and policies.

RECENT DEVELOPMENTS

[To be provided.]

FINANCIAL HIGHLIGHTS

[To be provided.]

PRICE RANGE OF COMMON SHARES

The following table sets forth for the quarters indicated, the high and low sale prices on the NYSE per share of our common shares and the net asset value and the premium or discount from net asset value per share at which the common shares were trading, expressed as a percentage of net asset value, at each of the high and low sale prices provided.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low

The last reported price for our common shares on             , 201     was $         per share and the NAV of the Fund’s common shares was $         per share. The Fund cannot determine the reasons why the Fund’s shares trade at a premium to or discount from NAV, nor can the Fund predict whether its shares will trade in the future at a premium to or discount from NAV, or the level of any premium or discount. Shares of closed-end investment companies frequently trade at a discount from NAV. The Fund’s common shares have in the past traded below their NAV.

UNDERWRITING

[To be provided at time of offering.]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to the Fund, in connection with the offering of the common shares. Certain legal matters in connection with this offering will be passed upon for the underwriters by                     .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    ,     ,     , is the independent registered public accounting firm of the Fund and is expected to render an opinion annually on the financial statements of the Fund.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus do not contain all of the information set out in the registration statement, including the SAI and any amendments, exhibits and schedules to the registration statement. For further information with respect to the Fund and the common shares offered hereby, reference is made to the registration statement and the SAI. Statements contained in this Prospectus Supplement and accompanying Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the SAI may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission.

             Shares

The Cushing® Renaissance Fund

Common Shares

$         per share

PRELIMINARY PROSPECTUS SUPPLEMENT